Exhibit 3.2

CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A PREFERRED STOCK

OF

STONEMOR INC.

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

StoneMor Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “General Corporation Law”), in accordance with Section 151 of the General Corporation Law, does hereby certify that:

1.The name of the corporation (hereinafter, the “Corporation”) is StoneMor Inc., a Delaware corporation.

2.Article IV of the Certificate of Incorporation of the Company (the “Certificate of Incorporation”) authorizes the issuance of ten million (10,000,000) shares of preferred stock, $0.01 par value per share (the “Preferred Stock”), and expressly vests in the Board of Directors of the Corporation the authority to issue any or all of said shares in one (1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

3.The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a Series A issue of Preferred Stock:

RESOLVED, that one thousand (1,000) of the ten million (10,000,000) authorized shares of Preferred Stock of the Company shall be designated Series A Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”). Shares of the Series A Preferred Stock shall possess the rights and preferences set forth below:

1.Ranking.  The Series A Preferred Stock shall rank, prior and superior to all of the common stock par value $0.01 per share of the Corporation (“Common Stock”) and any other capital stock of the Corporation authorized as of the date hereof (other than the Series A Preferred Stock) with respect to the preferences as to dividends, distributions and payments upon the voluntary or involuntary liquidation, dissolution and winding up of the Corporation or sale of all or substantially all of the assets of the Corporation.  The rights of the shares of Common Stock and other capital stock of the Corporation (other than the Series A Preferred Stock) shall be subject to the preferences and relative rights of the Series A Preferred Stock.  Without the prior express written consent of the holders of record of a majority of the outstanding shares of Series A Preferred Stock, the Corporation shall not hereafter authorize or issue additional or other capital stock whether such capital stock is of senior or pari-passu in respect of the preferences as to distributions and payments upon any event described in Subsection 2.1 hereof.  In the event of the merger or consolidation of the Corporation with or into another corporation, the Series A Preferred Stock shall maintain their relative powers, designations and preferences provided for herein

(except that the Series A Preferred Stock may not be pari passu with, or junior to, any capital stock of the successor entity) and no merger shall result inconsistent therewith.  With respect to the Series A Preferred Stock “Junior Securities” shall mean all classes or series of capital stock of the Corporation established before or after the date hereof to which the Series A Preferred Stock is senior, including the Common Stock.

2.Liquidation, Dissolution or Winding Up.

2.1Preferential Payments to Holders of Series A Preferred Stock.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or sale of all or substantially all of the assets of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Series A Original Issue Price (as defined below).  As used herein, the “Series A Original Issue Price” shall mean $50,000 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock. If upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The aggregate amount which a holder of a share of Series A Preferred Stock is entitled to receive under this Subsection 2.1 is hereinafter referred to as the “Series A Liquidation Amount.”

2.2Distribution of Remaining Assets.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or sale of all or substantially all of the assets of the Corporation, after the payment of the Series A Liquidation Amount, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed exclusively to the holders of the Common Stock, pro rata based on the number of shares held by each such holder.

3.Voting. Except as required by law, the shares of Series A Preferred Stock are not entitled to vote on any matter.  In exercising any voting rights provided by law, each share of Series A Preferred Stock shall have one vote per share.

4.Nonconvertible Stock.  The shares of Series A Preferred Stock shall not be convertible into shares of Common Stock or other securities of the Corporation.

5.No Redemption Rights.  The shares of Series A Preferred Stock shall not be subject to any mandatory or optional redemption rights or obligations.

6.Dividends.  The holders of the Series A Preferred Stock, in preference to the holders of the Common Stock, shall be entitled to receive in any fiscal year of the Corporation, out of any assets legally available therefor, dividends at the rate of 16% of the Series A Original

Issue Price (as defined in Section 2) per share of Series A Preferred Stock per annum plus all unpaid accrued and accumulated dividends thereon.  All accrued dividends on any shares of Series A Preferred Stock shall be paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation of the Series A Preferred Stock in accordance with the provisions of Section 2 and shall in no event be declared or paid on or before July 31, 2020; provided, that to the extent not paid on the last day of March, June, September and December of each calendar year (each such date, a “Dividend Payment Date”), all accrued dividends on any shares shall accumulate and compound on the applicable Dividend Payment Date whether or not declared by the Board and shall remain accumulated, compounding dividends until paid pursuant hereto. All accrued and accumulated dividends on the Shares shall be prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities.

7.Amendment, Waiver or Discharge.  Except as otherwise expressly provided herein, neither this Certificate of Designation, the Certificate of Incorporation nor any term hereof or thereof may be amended, waived, modified, discharged or terminated without the written consent or affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock.

[Signature page follows]

IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Corporation as of this 30th day of March, 2020.

StoneMor Inc.

By:/s/ Joseph M. Redling
Joseph M. Redling,
President and Chief Executive Officer

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